UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2015

SHORETEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33506	77-0443568
(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 331-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2015, Josef Vejvoda was appointed as a Class II director of the Board of Directors (the “Board”) of ShoreTel, Inc. (the “Company”) to serve in such capacity until the annual meeting of stockholders of the Company to be held in 2017. The size of the Board has been increased from seven to eight members.

Mr. Vejvoda will serve on the Compensation and Corporate Governance and Nominating Committees of the Board. Pursuant to the Company’s non-employee director compensation policy, Mr. Vejvoda will receive an annual cash retainer of $40,000, plus $4,000 per year for service on the Corporate Governance and Nominating Committee and $5,000 per year for service on the Compensation Committee. Non-employee directors may elect to receive a fully-vested award of common stock in lieu of the annual cash retainer. Should he make this election, Mr. Vejvoda will receive shares having a value of 120% of the cash retainer. Mr. Vejvoda was also granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.41 per share, the fair market value on the date of grant. The option will have a ten-year term and terminate three months following the date Mr. Vejvoda ceases to be one of the Company’s directors, or 12 months afterwards if termination is due to death or disability. The option grant will vest and become exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of the stock option grant will accelerate in full in connection with a change of control of the Company. In addition, as a new independent director, Mr. Vejvoda will receive 11,000 restricted stock units on the date of the first annual stockholders meeting occurring after his first anniversary as a Board member and on the date of each annual stockholders meeting thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

By:	/s/ Allen Seto VP and General Counsel

Date: October 1, 2015